Exhibit 5.1

November 16, 2012

Michaels Stores, Inc.

8000 Bent Branch Drive

Irving, Texas 75063

Ladies and Gentlemen:

We have acted as counsel to Michaels Stores, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-4, as amended through and including the date hereof (as so amended, the “Registration Statement”), filed by the Company, each of the guarantors listed on Schedule I hereto (such listed guarantors, the “Delaware Guarantors”) and each of the guarantors listed on Schedule II hereto (such listed guarantors, the “Other Guarantors” and, together with the Delaware Guarantors, collectively, the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement includes a prospectus (the “Prospectus”) which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of up to $200,000,000 aggregate principal amount of 7¾% Senior Notes due November 1, 2018 (the “Exchange Notes”).  The Exchange Notes will be offered by the Company in exchange for a like principal amount of the Company’s outstanding 7¾% Senior Notes due November 1, 2018 issued on September 27, 2012 (the “Original Notes”).  The Exchange Notes are to be issued pursuant to an Indenture, dated as of October 21, 2010, as supplemented by the Supplemental Indenture, dated as of September 27, 2012 (as so supplemented, the “Indenture”), among the Company, the Guarantors and Law Debenture Trust Company of New York, as trustee (the “Trustee”).  Payment of the Exchange Notes will be guaranteed by the Guarantors pursuant to Article 10 of the Indenture (the “Guarantees”).

In connection with this opinion letter, we have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement.  We have also examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company and one or more of its subsidiaries, public officials and other appropriate persons.

In rendering the opinions set forth below, we have assumed that the Indenture is the valid and binding obligation of the Trustee.

We have further assumed that each of the Other Guarantors (a) is validly existing under the laws of its jurisdiction of organization, (b) has the power to execute and deliver the Indenture and to perform its obligations thereunder and (c) has duly authorized, executed and delivered the Indenture and has duly authorized the Guarantees.

The opinions expressed herein are limited to matters governed by the laws of the State of New York and the Delaware General Corporation Law.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, we are of the opinion that, when the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Notes surrendered in exchange therefor upon completion of the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms and (b) the Guarantee by each Guarantor will constitute a valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

Our opinions set forth above are subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting the rights and remedies of creditors generally and (ii) general principles of equity.  Our opinions are also subject to the qualification that the enforceability of provisions in the Indenture providing for indemnification or contribution, broadly worded waivers, waivers of rights to damages or defenses, waivers of unknown or future claims, and waivers of statutory, regulatory or constitutional rights may be limited on public policy or statutory grounds.  In addition, we express no opinion with respect to the enforceability of (i) the provisions contained in Section 10.02 of the Indenture which purport to limit the obligations of any Guarantor thereunder or the effect of the unenforceability of such provisions on the enforceability of the Guarantees or (ii) rights to receive prepayment premiums or the unaccrued portion of original issue discount upon acceleration, in each case to the extent determined to be unreasonable or to constitute a penalty or unmatured interest.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and the use of our name under the caption “Legal Matters” in the Prospectus.  By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Sections 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Schedule I

Delaware Guarantors

Aaron Brothers, Inc.

Artistree, Inc.

Michaels Finance Company, Inc.

Michaels Stores Procurement Company, Inc.

Schedule II

Other Guarantors

Michaels of Canada, ULC

Michaels Stores Card Services, LLC